Exhibit 99.1

For more information:	Dennis Barber, Investor Relations, 713-497-3042

Pat Hammond, Media Relations, 713-497-7723

For immediate release:	March 7, 2007

Reliant Energy Board of Directors Supports
Declassification Plan and Adopts Majority Voting Standard

HOUSTON — Reliant Energy, Inc. announced today that its Board of Directors has approved a proposed amendment to its charter to declassify the board and bylaw amendments that implement a majority voting standard for the election of directors.  The proposed charter amendment will be presented to shareholders for approval at the company’s annual meeting.  The bylaw amendments are effective immediately.

Proposed Charter Amendment to Declassify Board

Currently, Reliant’s Board of Directors is divided into three classes, with directors in each class serving staggered three-year terms. The board has approved, and is proposing to the stockholders, an amendment of Reliant’s charter for the board’s immediate declassification. If the proposed charter amendment is approved at this year’s annual meeting, all directors will serve annual terms beginning in 2007.

“Last year, the board committed to move forward with the declassification of the board if the stockholders approved a non-binding proposal seeking declassification.  The proposal was approved by stockholders, and today’s action gives our stockholders the ability to formally amend our charter to declassify the board and to vote on all directors beginning this year,” said Bill Barnett, Reliant’s lead director.

Adopted Bylaw Amendment on Majority Voting

In addition, the board approved amendments to Reliant’s bylaws and corporate governance guidelines, implementing majority voting for directors. The amendments change the current plurality voting standard for electing directors in an uncontested election to a majority voting standard and implement a director resignation policy. As a result, beginning this year, any director failing to receive a majority of votes in an uncontested election will tender his or her resignation to the board for consideration.

“The changes adopted and proposed by the board today reflect Reliant’s ongoing commitment to strong corporate governance and will also continue to ensure a strong alignment of interests between both shareholders and the Board of Directors,” said Barnett.

Over the last several years Reliant has demonstrated its commitment to high corporate governance standards through, among other governance changes, the adoption of mandatory minimum share ownership requirements for directors and executive officers, limitations on public board service and mandatory resignation requirements for directors in certain circumstances. In 2006, the company added two new directors, including a director who is a substantial institutional shareholder representative.

Reliant Energy, Inc. (NYSE: RRI) based in Houston, Texas, provides electricity and energy services to retail and wholesale customers in the United States. In Texas, the company provides service to nearly 1.9 million retail electricity customers, including residential and small business customers and commercial, industrial, governmental and institutional customers. Reliant also serves commercial, industrial, governmental and institutional customers in the PJM (Pennsylvania, New Jersey and Maryland) market.

The company is one of the largest independent power producers in the nation with approximately 16,000 megawatts of power generation capacity in operation across the United States. These strategically located generating assets utilize natural gas, fuel oil and coal. For more information, visit http://www.reliant.com/corporate.

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